EXHIBIT 10.23

BAXTER INTERNATIONAL INC.

LONG-TERM INCENTIVE PLAN

(as amended and restated effective February 24, 2004)

This Long-Term Incentive Plan (“Plan”) of Baxter International Inc. (“Baxter”) and its subsidiaries (collectively, the “Company”), as amended and restated effective February 24, 2004, is adopted by the Compensation Committee of the Board of Directors of Baxter (the “Committee”). The Plan is intended to comply with the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, and the related regulations promulgated thereunder.

1.0 Participants

Participants in the Plan (“Participants”) shall consist of those valued employees of the Company who shall be selected by the Committee, and to whom the Committee makes awards (each, an “Award”) hereunder. Each Award shall be granted pursuant to and for the purposes stated in the Baxter International Inc. 1998 Incentive Compensation Program, 2000 Incentive Compensation Program, 2001 Incentive Compensation Program or 2003 Incentive Compensation Program, as specified by the Committee (the “Program”). Awards may include Stock Options (as defined in the applicable Program), Restricted Stock (as defined in the applicable Program) and/or other types of incentives permitted under the applicable Program and shall be subject to the terms and conditions contained in the applicable Program and the Plan.

2.0 Incentives

2.1 Each Participant shall be assigned an annual target for any Stock Option, Restricted Stock or other Award under the Plan. Each of these targets may be increased up to a maximum of 150% or decreased to a minimum of 75% of the target. The Stock Performance Multiplier shall be based on the Company’s total shareholder return compared to the total shareholder return for the Standard & Poor’s (S&P) 500 Health Care Index for the 12-month period ending on the most recent December 31 prior to the date of an Award.

The number of shares of Baxter common stock subject to an Award will be based on the Participant’s target, the Stock Performance Multiplier, and the Participant’s individual performance.

2.2 Subject to the terms and conditions of the applicable Program, the Committee shall determine the number, type, and terms of the Stock Options, Restricted Stock and/or any other types of incentives to be awarded under the Plan.

3.0 General Provisions

3.1 Subject to the restrictions contained in the applicable Program, the Company may, at any time, amend, suspend or terminate the Plan.

3.2 The Plan does not constitute a contract of employment or continued service. Participation in this Plan does not give any Participant the right to be retained as an employee of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

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